UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2007

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 233-8746

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 12, 2006, the Company received gross proceeds of $3 million in connection with the sale of $3 million of units consisting in the aggregate of 30,000 shares of Series K 18% Cumulative Convertible Preferred Stock and warrants to purchase 15,000,000 shares of common stock. The stated value of the preferred stock is $100 per share, and the preferred stock is entitled receive a cumulative dividend of 18% per annum when and if declared by the Board of Directors of the Company. The dividend is payable in cash, quarterly in arrears commencing July 11, 2007, or upon redemption in accordance with the terms of the preferred stock.

The preferred stock is convertible at the option of the holder, together with accrued and unpaid dividends, at a conversion price or rate of $0.10 per share, into common stock of the Company. The holder also has the option, at such time as the Company completes a subsequent debt and/or equity financing resulting in gross proceeds of $6,000,000 or more, to require the Company to redeem all or a portion of the preferred stock and any accrued and unpaid dividends, rounded up to the quarter-end of the quarter of redemption, plus, an amount equal to two additional quarters’ dividends. In addition, the Company has the right, on notice to the holder, to redeem the preferred stock in its entirety, at the stated value, including any accrued but unpaid dividends, rounded up to the quarter-end of the quarter of redemption, plus, an amount equal to two additional quarters’ dividends (a) at anytime after the third anniversary of the initial issuance of the preferred stock or (b) if the Company’s common shares trade at a volume weighted average price of $0.25 or higher for a period of 15 consecutive trading days. The holder may convert its preferred stock at any time prior to the date fixed for redemption.

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.10 per share at any time prior to April 11, 2012. The warrants, which are not redeemable, also include a cashless exercise provision that permits the holder to pay the exercise price by surrendering a number of warrants having a fair market value equal to the exercise price of the warrants being surrendered.

Conversion of the preferred stock and/or exercise of the warrants may not take place to the extent that such conversion or exercise would result in the holder (and its affiliates) beneficially owning in excess of 9.99% of the Company’s common stock outstanding after giving effect to conversion or exercise (unless the cap on ownership is waived by the holder on at least 61 days notice). The conversion price of the preferred stock and the exercise price of the warrants are subject to adjustment to give effect to certain dividends, stock splits, subdivisions, combinations, reclassifications and similar corporate events.

The Company is obligated to file a registration statement to permit the resale of the common shares underlying the preferred stock and warrants on pr prior to May 26, 2007, and to use its reasonable best efforts to cause the registration statement to be declared effective within 90 days of the filing date. The Company is obligated to pay liquidated damages to the holder if these requirements are not met or if the registration statement does not remain effective to permit the holder to publicly resell the shares issuable upon conversion of the preferred stock and/or exercise the warrants (unless such registration is not required).

The net proceeds from the offering will be used by the Company to continue funding its manufacturing, licensing, and regulatory programs for Multiferon®, to support its drug candidate research and development plans and for working capital purposes.

Telkin Services & Trading ApS introduced the investor to the Company and received a cash finder’s fee of $90,000.

The units were sold to one investor. The investor represented to the Company that it is not a U.S. Person [as defined in Rule 902(k) of Regulation S of the Securities Act of 1933 as amended (the “Securities Act”)], that at the time of the acquisition of the units it was not a U.S. Person, and that it did not acquire the units for the account or benefit of a U.S. Person. In addition, the investor acknowledged that it had access to the Company’s filings with the Securities and Exchange Commission and that it had received all information it had requested from the Company, and that it had considered all factors it deemed material in making its investment decision. In addition, the certificates evidencing the preferred stock and the warrants bear a legend restricting their transferability except in compliance with applicable securities laws. Accordingly, the issuance of the securities was exempt from registration by reason of Section 4(2) of the Securities Act, Regulation S under the Securities Act, and the rules and regulations thereunder, as a transaction by an issuer not involving a public offering.

On April 16, 2007, Viragen issued a press release announcing the matters discussed above. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Certificate to set forth Designations, Preferences, and Rights of Series K 18% Cumulative Convertible Preferred Stock, $1.00 par value per share

10.1	Subscription Agreement relating to the sale of Series K 18% Cumulative Convertible Preferred Stock

10.2	Common Stock Purchase Warrant issued in connection with the sale of Series K 18% Cumulative Convertible Preferred Stock

99.1	Press release dated April 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.

Date: April 16, 2007	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Principal Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Certificate to set forth Designations, Preferences, and Rights of Series K 18% Cumulative Convertible Preferred Stock, $1.00 par value per share

10.1	Subscription Agreement relating to the sale of Series K 18% Cumulative Convertible Preferred Stock

10.2	Common Stock Purchase Warrant issued in connection with the sale of Series K 18% Cumulative Convertible Preferred Stock

99.1	Press release dated April 16, 2007